UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Oshkosh Corporation
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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 26, 2012

Oshkosh Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 2566, Oshkosh, Wisconsin 54903

(Address of principal executive offices, including zip code)

(920) 235-9151

(Registrant’s telephone number)

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Item 2.02.       Results of Operations and Financial Condition.

On October 26, 2012, Oshkosh Corporation (the “Company”) issued a press release (the “Press Release”) announcing its earnings for its fourth fiscal quarter and full fiscal year ended September 30, 2012. A copy of such press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

On October 26, 2012, the Company is holding a conference call in connection with the Company’s announcement of its earnings for its fourth fiscal quarter and full fiscal year ended September 30, 2012. An audio replay of such conference call and the related question and answer session will be available for at least twelve months on the Company’s website at www.oshkoshcorporation.com.

The information, including, without limitation, all forward-looking statements, contained in the Press Release and related slide presentation on the Company’s website (the “Slide Presentation”) or provided in the conference call and related question and answer session speaks only as of October 26, 2012. The Company assumes no obligation, and disclaims any obligation, to update information contained in the Press Release and the Slide Presentation or provided in the conference call and related question and answer session. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

The Press Release and the Slide Presentation contain, and representatives of the Company may make during the conference call and the related question and answer session, statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in the Press Release and the Slide Presentation or made during the conference call and related question and answer session, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, plans and objectives of management for future operations, and compliance with credit agreement covenants are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan,” or the negative thereof or variations thereon or similar terminology. The Company cannot provide any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, without limitation, those set forth under the caption “Risk Factors” below. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission.

In this Current Report on Form 8-K, “we,” “us” or “our” refers to Oshkosh Corporation.

RISK FACTORS

Certain of our markets are highly cyclical and the current or any further decline in these markets could have a material adverse effect on our operating performance.

The high levels of sales in our defense segment in recent years have been due in significant part to demand for defense trucks, replacement parts and services (including armoring) and truck remanufacturing arising from the conflicts in Iraq and Afghanistan. Events such as these are unplanned, as is the demand for our products that arises out of such events. Virtually all U.S. troops were withdrawn from Iraq during 2011, and plans are in place for the withdrawal of U.S. troops from Afghanistan by December 2014, both of which will likely result in a reduction in the level of defense funding allocated to support U.S. military involvement in those conflicts. In addition, current economic conditions have put significant pressure on the U.S. federal budget, including the defense budget. The United States Department of Defense (“DoD”) budget for fiscal 2012 includes significantly lower funding for purchases of new military vehicles that we manufacture under our Family of Heavy Tactical Vehicles (“FHTV”) and Family of Medium Tactical Vehicles (“FMTV”) contracts than in prior years. In addition, the President’s fiscal 2013 defense budget request, which includes expected funding requests for defense programs through fiscal 2017, includes significantly lower funding levels for the FHTV and FMTV programs than those that were included in the fiscal 2012 budget and includes no planned funding for the FMTV program starting in fiscal 2015. The President’s fiscal 2013 budget request reflects previously announced plans to cut U.S. defense spending by $487 billion over the

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next ten years. The Budget Control Act of 2011 contains an automatic sequestration feature that could require additional cuts to defense spending totaling over $1 trillion during this period if Congress fails to enact the specified $1.2 trillion in U.S. federal deficit reductions by December 31, 2012. Unless Congress acts, sequestration will result in significant reductions to the defense budget starting in calendar 2013. The magnitude of the adverse impact that federal budget pressures and expected reductions in future defense funding as a result of the withdrawal of U.S. troops from Iraq and planned withdrawal of U.S. troops from Afghanistan will have on funding for Oshkosh defense programs is uncertain, but directionally, we expect such funding to decline significantly. Furthermore, our defense business may fluctuate significantly from time to time as a result of the start and completion of existing and new contract awards that we may receive.

The decline, compared to historical levels, in overall customer demand in our commercial and fire & emergency markets that we have experienced since the start of the global economic downturn and any further decline could have a material adverse effect on our operating performance. While demand in our access equipment markets has rebounded from historical lows that we experienced during the Great Recession and housing starts have begun to improve to support recovery in several of our product lines, such demand is dependent on the global economies and may not be sustainable. Recently, there have been increasing concerns about several European economies. Further, certain countries in Asia and Latin America have experienced slower growth rates than the prior year and there have been mixed economic signs in the U.S. All of these factors, whether taken together or individually, could result in lower demand for our products. The access equipment market is highly cyclical and impacted by the strength of economies in general, by residential and non-residential construction spending, by the ability of rental companies to obtain third party financing to purchase revenue generating assets, by capital expenditures of rental companies in general and by other factors. The ready-mix concrete market that we serve is highly cyclical and impacted by the strength of the economy generally, by the number of housing starts and by other factors that may have an effect on the level of concrete placement activity, either regionally or nationally. Refuse collection vehicle markets are also cyclical and impacted by the strength of economies in general, by municipal tax receipts and by capital expenditures of large waste haulers. Fire & emergency markets are cyclical later in an economic downturn and are impacted by the economy generally and by municipal tax receipts and capital expenditures. Concrete mixer and access equipment sales also are seasonal with the majority of such sales occurring in the spring and summer months, which constitute the traditional construction season in the Northern hemisphere.

The global economy continues to experience weakness, which has negatively impacted sales volumes for our access equipment, commercial and fire & emergency products as compared to historical levels. In addition, the global economic weakness has caused lending institutions to tighten their credit lending standards, which has restricted our customers’ access to capital. Continued weakness in U.S. and European housing starts and non-residential construction spending from historical levels in most geographical areas of the world are further contributing to the lower sales volumes. A lack of significant improvement in residential and non-residential construction spending or continued low levels of construction activity generally may cause future weakness in demand for our products. Order rates in the access equipment segment in the fourth quarter of fiscal 2012 were significantly lower than in the fourth quarter of fiscal 2011. While we believe that this is largely due to the timing of orders, we cannot offer any assurances that the slower order rate will not continue into the foreseeable future. Municipal tax revenues in the U.S. have weakened, which has negatively impacted demand for refuse collection vehicles and fire apparatus and delayed the recovery in these markets. Furthermore, it is possible that emerging market growth has slowed and could slow even further, which could negatively impact our growth in those markets. We cannot provide any assurance that the global economic weakness and tight credit markets will not continue or become more severe. In addition, we cannot provide any assurance that any economic recovery will not progress more slowly than what we or the market expect. If the global economic weakness and tight credit markets continue or become more severe, or if any economic recovery progresses more slowly than what we or the market expect, then there could be a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

Our dependency on contracts with U.S. and foreign government agencies subjects us to a variety of risks that could materially reduce our revenues or profits.

We are dependent on U.S. and foreign government contracts for a substantial portion of our business. Approximately 91% of our defense segment sales in fiscal 2012 were to the DoD. That business is subject to the following risks, among others, that could have a material adverse effect on our operating performance:

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•                         Our business is susceptible to changes in the U.S. defense budget, which may reduce revenues that we expect from our defense business, especially in light of federal budget pressures in part caused by U.S. economic weakness, the withdrawal of U.S. troops from Iraq, the plans to withdraw U.S. troops from Afghanistan by December 2014 and the level of defense funding that will be allocated to the DoD’s tactical wheeled vehicle strategy generally.

•                         The U.S. government may not appropriate funding that we expect for our U.S. government contracts, which may prevent us from realizing revenues under current contracts or receiving additional orders that we anticipate we will receive.

•                         Certain of our government contracts for the U.S. Army and U.S. Marines could be suspended, opened for competition or terminated, and all such contracts expire in the future and may not be replaced, which could reduce revenues that we expect under the contracts and negatively affect margins in our defense segment.

•                         The current U.S. Administration has indicated that it supports increased competition for existing defense programs. The Weapon Systems Acquisition Reform Act also requires competition for defense programs in certain circumstances. It is possible that the U.S. Army and U.S. Marines will conduct an open competition for programs for which we currently have contracts upon the expiration of the existing contracts. Competition for DoD programs that we currently have could result in the U.S. government awarding future contracts to another manufacturer or the U.S. government awarding the contracts to us at lower prices and operating margins than we experience under the current contracts.

•                         Defense truck contract awards that we receive may be subject to protests by competing bidders, which protests, if successful, could result in the DoD revoking part or all of any defense truck contract it awards to us and our inability to recover amounts we have expended in anticipation of initiating production under any such contract.

•                         Most of our government contracts are fixed-price contracts with price escalation factors included for those contracts that extend beyond one year. Our actual costs on any of these contracts may exceed our projected costs, which could result in profits lower than historically realized or than we anticipate or net losses under these contracts.

•                         We recognize revenue on certain undefinitized contracts with the DoD to the extent that we can reasonably and reliably estimate the expected final contract price and when collectability is reasonably assured. Undefinitized contracts are used when we and the DoD have not agreed upon all contract terms before we begin performance under the contracts. At September 30, 2012, we had recorded $83.4 million in revenue on contracts that remain undefinitized. To the extent that contract definitization results in changes or adjustments to previously recognized revenues or estimated or incurred costs, including charges from subcontractors, we record those adjustments as a change in estimate in the period of change. While we believe the definitization of contracts will not have a material adverse effect on our financial condition, actual results could vary from current estimates.

•                         We are required to spend significant sums on product development and testing, bid and proposal activities and pre-contract engineering, tooling and design activities in competitions to have the opportunity to be awarded these contracts.

•                         Competitions for the award of defense truck contracts are intense, and we cannot provide any assurance that we will be successful in the defense truck procurement competitions in which we participate.

•                         Our defense products undergo rigorous testing by the customer and are subject to highly technical requirements. Our products are inspected extensively by the DoD prior to acceptance to determine adherence to contractual technical and quality requirements. Any failure to pass these tests or to comply with these requirements could result in unanticipated retrofit and rework costs, vehicle design changes, delayed acceptance of vehicles, late or no payments under such contracts or cancellation of the contract to provide vehicles to the government.

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•                         Our government contracts are subject to audit, which could result in adjustments of our costs and prices under these contracts.

•                         Our defense truck contracts are large in size and require significant personnel and production resources, and when such contracts end, we must make adjustments to personnel and production resources. This was the case in October 2012 when we announced the layoff of 450 full time employees and 40 contractors effective January 2013 due to a reduction in production levels. If we are unable to effectively reduce our cost structure commensurate with the completion of certain large defense contracts, our future earnings and cash flows would be adversely affected. In addition, if we are not able to utilize existing production equipment for alternative purposes, we could incur asset impairment charges as a result of the significant reduction in projected defense funding.

•                         We have historically received payments in advance of product deliveries, or performance-based payments (“PBP”), on a number of our U.S. government contracts. In the event that we are not able to meet contractual delivery requirements on these contracts, the U.S. government may discontinue providing PBPs. The U.S. government may also become less willing to offer PBPs. If we stop receiving PBPs or receive PBPs at lower levels, it could have an adverse effect on our ability to repay debt and cause us to incur higher interest rates on our outstanding debt.

•                         In the event of component availability constraints, the U.S. government has the ability to unilaterally divert the supply of components used on multiple government programs to those programs rated most urgent (DX-rated programs).

•                         We periodically experience difficulties with sourcing sufficient vehicle carcasses to maintain our defense truck remanufacturing schedule, which can create uncertainty and inefficiencies for this area of our business.

We may not be able to execute on our MOVE strategy and meet our long-term financial goals.

We have announced a roadmap, our MOVE strategy, to deliver long-term growth and earnings for our shareholders and to meet our long-term financial goals. The long-term financial goals that we expect to achieve as a result of our MOVE strategy are based on certain assumptions we have made, which assumptions may prove to be incorrect. We cannot provide any assurance we will be able to successfully execute our MOVE strategy, which is subject to a variety of risks, including the following:

•                         A lower or slower than expected recovery in housing starts and non-residential construction spending;

•                         Greater than expected declines in DoD tactical wheeled vehicle spending;

•                         Our inability to adjust our cost structure in response to lower defense spending;

•                         Greater than expected pressure on municipal budgets;

•                         Our inability to raise prices to offset cost increases or increase margins;

•                         The possibility that commodity cost escalations could erode profits;

•                         Low cost competitors aggressively entering one or more of our markets with significantly lower pricing;

•                         Primary competitors vying for share gains through aggressive price competition;

•                         Our inability to obtain and retain adequate resources to support production ramp-ups, including management personnel;

•                         The inability of our supply base to keep pace with the economic recovery;

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•                         Our failure to realize product, process and overhead cost reduction targets;

•                         Not winning key large defense contracts, such as the Joint Light Tactical Vehicle production contract and additional international MRAP All-Terrain Vehicle (“M-ATV”) contracts;

•                         Our inability to innovate effectively and rapidly to expand sales and margins; and

•                         Slow adoption of our products in emerging markets and/or our inability to successfully execute our emerging market growth strategy.

An impairment in the carrying value of goodwill and other indefinite-lived intangible assets could negatively affect our operating results.

We have a substantial amount of goodwill and purchased intangible assets on our balance sheet as a result of acquisitions we have completed. At September 30, 2012, approximately 88% of these intangibles were concentrated in the access equipment segment. The carrying value of goodwill represents the fair value of an acquired business in excess of identifiable assets and liabilities as of the acquisition date. The carrying value of indefinite-lived intangible assets represents the fair value of trademarks and trade names as of the acquisition date. We do not amortize goodwill and indefinite-lived intangible assets that we expect to contribute indefinitely to our cash flows, but instead we evaluate these assets for impairment at least annually, or more frequently if potential interim indicators exist that could result in impairment. In testing for impairment, if the carrying value of a reporting unit exceeds its current fair value as determined based on the discounted future cash flows of the reporting unit and market comparable sales and earnings multiples, the goodwill or intangible asset is considered impaired and is reduced to fair value via a non-cash charge to earnings. Events and conditions that could result in impairment include a prolonged period of global economic weakness and tight credit markets, further decline in economic conditions or a slow, weak economic recovery, as well as sustained declines in the price of our common stock, adverse changes in the regulatory environment, adverse changes in interest rates, or other factors leading to reductions in the long-term sales or profitability that we expect. Determination of the fair value of a reporting unit includes developing estimates which are highly subjective and incorporate calculations that are sensitive to minor changes in underlying assumptions. Management’s assumptions change as more information becomes available. Changes in these assumptions could result in an impairment charge in the future, which could have a significant adverse impact on our reported earnings.

Financing costs and restrictive covenants in our current debt facilities could limit our flexibility in managing our business and increase our vulnerability to general adverse economic and industry conditions.

Our credit agreement contains financial and restrictive covenants which, among other things, require us to satisfy quarter-end financial ratios, including a leverage ratio, a senior secured leverage ratio and an interest coverage ratio. Our ability to meet the financial ratios in such covenants may be affected by a number of risks or events, including the risks described in this Current Report on Form 8-K and events beyond our control. The indenture governing our senior notes also contains restrictive covenants. Any failure by us to comply with these restrictive covenants or the financial and restrictive covenants in our credit agreement could have a material adverse effect on our financial condition, results of operations and debt service capability.

Our access to debt financing at competitive risk-based interest rates is partly a function of our credit ratings. Our current long-term debt ratings are BB with “negative” watch from Standard & Poor’s Rating Services and Ba3 with “stable” outlook from Moody’s Investors Service. The downgrade from “stable” watch to “negative” watch by Standard & Poor’s in October 2012 was directly related to the announcement of the unsolicited tender offer by Mr. Carl Icahn and related entities for any and all outstanding shares of our common stock. A downgrade to our credit ratings could increase our interest rates, could limit our access to public debt markets, could limit the institutions willing to provide us credit facilities, and could make any future credit facilities or credit facility amendments more costly and/or difficult to obtain.

We had $955 million of debt outstanding as of September 30, 2012, which consisted primarily of a $455 million term loan under our credit agreement maturing in October 2015 and $500 million of senior notes,

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$250 million of which mature in March 2017 and $250 million of which mature in March 2020. Our ability to make required payments of principal and interest on our debt will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, political and other factors, some of which are beyond our control. As we discuss above, our dependency on contracts with U.S. and foreign government agencies subjects us to a variety of risks that, if realized, could materially reduce our revenues, profits and cash flows. In addition, among other risks that we face that could affect our revenues, profits and cash flows, current continued economic uncertainty, declining U.S. defense budgets and tight credit markets could become more severe or prolonged. Accordingly, conditions could arise that could limit our ability to generate sufficient cash flows or access borrowings to enable us to fund our liquidity needs, further limit our financial flexibility or impair our ability to obtain alternative financing sufficient to repay our debt at maturity.

The covenants in our credit agreement and the indenture governing our senior notes, our credit rating, our current debt levels and the current credit market conditions could have important consequences for our operations, including:

•                         Render us more vulnerable to general adverse economic and industry conditions in our highly cyclical markets or economies generally;

•                         Require us to dedicate a portion of our cash flow from operations to interest costs or required payments on debt, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development, stock repurchases, dividends and other general corporate activities;

•                         Limit our ability to obtain additional financing in the future to fund growth working capital, capital expenditures, new product development expenses and other general corporate requirements;

•                         Limit our ability to enter into additional foreign currency and interest rate derivative contracts;

•                         Make us vulnerable to increases in interest rates as a portion of our debt under our credit agreement is at variable rates;

•                         Limit our flexibility in planning for, or reacting to, changes in our business and the markets we serve;

•                         Place us at a competitive disadvantage compared to less leveraged competitors; and

•                         Limit our ability to pursue strategic acquisitions that may become available in our markets or otherwise capitalize on business opportunities if we had additional borrowing capacity.

Raw material price fluctuations may adversely affect our results.

We purchase, directly and indirectly through component purchases, significant amounts of steel, aluminum, petroleum based products and other raw materials annually. Steel, aluminum, fuel and other commodity prices have historically been highly volatile. There are indications that costs for these items may increase in the future due to one or more of the following: a sustained economic recovery, political unrest in certain countries or a weakening U.S. dollar. Increases in commodity costs negatively impact the profitability of orders in backlog as prices on those orders are usually fixed. If we are not able to recover commodity cost increases through price increases to our customers on new orders, then such increases will have an adverse effect on our results of operations. Additionally, if we are unable to negotiate timely component cost decreases commensurate with any decrease in commodity costs, our higher component prices could put us at a material disadvantage as compared to our competition.

Furthermore, we largely do business in the defense segment under multi-year firm, fixed-price contracts with the DoD, which typically contain annual price increases. We attempt to limit the risk related to raw material price fluctuations in the defense segment by obtaining firm pricing from suppliers at the time a contract is awarded. However, if these suppliers do not honor their contracts, then we could face margin pressure in our defense business.

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We expect to incur costs and charges as a result of measures such as facilities and operations consolidations and workforce reductions that we expect will reduce on-going costs, and those measures also may be disruptive to our business and may not result in anticipated cost savings.

We have been consolidating facilities and operations in an effort to make our business more efficient and expect to continue to review our overall manufacturing footprint. We have incurred, and expect in the future to incur, additional costs and restructuring charges in connection with such consolidations, workforce reductions and other cost reduction measures that have adversely affected and, to the extent incurred in the future would adversely affect, our future earnings and cash flows. Furthermore, such actions may be disruptive to our business. This may result in production inefficiencies, product quality issues, late product deliveries or lost orders as we begin production at consolidated facilities, which would adversely impact our sales levels, operating results and operating margins. In addition, we may not realize the cost savings that we expect to realize as a result of such actions.

In January 2011, we began the consolidation of Medtec Ambulance production into fire & emergency segment facilities in Bradenton, Florida. We had expected that the move of ambulance production from four separate facilities to a dedicated production facility in Florida would result in significantly improved performance. Despite efforts by numerous dedicated individuals and teams, the business continued to operate at a loss and it became apparent that the Medtec product line would not achieve profitability in a reasonable time frame, if at all, and as a result a decision was made to exit the business. Costs to exit this business may exceed our estimates and could adversely affect our future earnings and cash flows. Furthermore, such actions may be disruptive to our other businesses in the fire & emergency segment.

In October 2012, we announced the layoff of 450 full time employees and 40 contractors in the defense segment effective January 2013. This action was in response to a reduction in production levels due to lower demand from the DoD. We may incur additional costs and restructuring charges in connection with such workforce reductions that could adversely affect our future earnings and cash flows. Furthermore, such actions may be disruptive to our business.

We may experience losses in excess of our recorded reserves for doubtful accounts, finance receivables, notes receivable and guarantees of indebtedness of others.

As of September 30, 2012, we had consolidated gross receivables of $1.05 billion. In addition, we were a party to agreements whereby we estimate our maximum exposure to be $94.6 million under guarantees of customer indebtedness to third parties aggregating approximately $363.8 million. We evaluate the collectability of open accounts, finance receivables, notes receivable and our guarantees of indebtedness of others based on a combination of factors and establish reserves based on our estimates of potential losses. In circumstances where we believe it is probable that a specific customer will have difficulty meeting its financial obligations, a specific reserve is recorded to reduce the net recognized receivable to the amount we expect to collect, and/or we recognize a liability for a guarantee we expect to pay, taking into account any amounts that we would anticipate realizing if we are forced to repossess the equipment that supports the customer’s financial obligations to us. We also establish additional reserves based upon our perception of the quality of the current receivables, the current financial position of our customers and past collections experience. Continued economic weakness and tight credit markets may result in additional requirements for specific reserves. During periods of economic weakness, the collateral underlying our guarantees of indebtedness of customers or receivables can decline sharply, thereby increasing our exposure to losses. We also face a concentration of credit risk as the access equipment segment’s ten largest debtors at September 30, 2012 represented approximately 26% of our consolidated gross receivables. Some of these customers are highly leveraged. We may incur losses in excess of our recorded reserves if the financial condition of our customers were to deteriorate further or the full amount of any anticipated proceeds from the sale of the collateral supporting our customers’ financial obligations is not realized. Our cash flows and overall liquidity may be materially adversely affected if any of the financial institutions that finance our customer receivables become unable or unwilling, due to current economic conditions, a weakening of our or their financial position or otherwise, to continue providing such credit.

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Systemic failures that the customer may identify could exceed recorded reserves or negatively affect our ability to win future business with the DoD or other foreign military customers.

As a result of the accelerated timetable from product design to full-scale production, the accelerated production schedule and limited field testing under the M-ATV contract and our rapid ramp up to full-scale production of FMTVs, these vehicles could encounter systemic failures during fielding and use of the vehicles for which we may have responsibility. Additionally, we did not design the FMTV portfolio of trucks and trailers, and the design for this portfolio includes requirements that have caused us to implement manufacturing processes that we have not used extensively under previous contracts. If we do not implement these manufacturing processes correctly, then there could be systemic failures for which we may have responsibility. We have established reserves for the estimated cost of such systemic-type repairs based upon historical warranty rates of other defense programs in which we participate. If systemic issues arise, rectification costs could be in excess of the established reserves. If the DoD identifies systemic issues, this situation could impact our ability to win future business with the DoD or other foreign military customers, which would adversely affect our future earnings and cash flows.

A disruption or termination of the supply of parts, materials, components and final assemblies from third-party suppliers could delay sales of our vehicles and vehicle bodies.

We have experienced, and may in the future experience, significant disruption or termination of the supply of some of our parts, materials, components and final assemblies that we obtain from sole source suppliers or subcontractors. We may also incur a significant increase in the cost of these parts, materials, components or final assemblies. These risks are increased in a weak economic environment with tight credit conditions and when demand increases coming out of an economic downturn. Such disruptions, terminations or cost increases have resulted and could further result in manufacturing inefficiencies due to us having to wait for parts to arrive on the production line, could delay sales and could result in a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

Our objective is to expand international operations and sales, the conduct of which subjects us to risks that may have a material adverse effect on our business.

Expanding international operations and sales is a part of our growth strategy. Our outlook depends in part upon increases in international orders and sales that may not materialize. International operations and sales are subject to various risks, including political, religious and economic instability, local labor market conditions, the imposition of foreign tariffs and other trade barriers, the impact of foreign government regulations and the effects of income and withholding taxes, governmental expropriation and differences in business practices. We may incur increased costs and experience delays or disruptions in product deliveries and payments in connection with international manufacturing and sales that could cause loss of revenues and earnings. Among other things, there are additional logistical requirements associated with international sales, which increase the amount of time between the completion of vehicle production and our ability to recognize related revenue. In addition, expansion into foreign markets requires the establishment of distribution networks and may require modification of products to meet local requirements or preferences. Establishment of distribution networks or modification to the design of our products to meet local requirements and preferences may take longer or be more costly than we anticipate and could have a material adverse effect on our ability to achieve international sales growth. In addition, our entry into certain markets that we wish to enter may require us to establish a joint venture. Identifying an appropriate joint venture partner and creating a joint venture could be more time consuming, more costly and more difficult than we anticipate.

As a result of our international operations and sales, we are subject to the Foreign Corrupt Practices Act (“FCPA”) and other laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. Our international activities create the risk of unauthorized payments or offers of payments in violation of the FCPA by one of our employees, consultants, sales agents or distributors, because these parties are not always subject to our control. Any violations of the FCPA could result in significant fines, criminal sanctions against us or our employees, and prohibitions on the conduct of our business, including our business with the U.S. government. We are also increasingly subject to export control regulations, including, without limitation, the United States Export Administration Regulations and the International Traffic in Arms Regulations. Unfavorable changes in the political, regulatory or business climate could have a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

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We are subject to fluctuations in exchange rates associated with our non-U.S. operations that could adversely affect our results of operations and may significantly affect the comparability of our results between financial periods.

Approximately 19% of our net sales in fiscal 2012 were attributable to products sold outside of the United States, including approximately 16% that involved export sales from the United States. The majority of export sales are denominated in U.S. dollars. Sales outside the United States are typically made in the local currencies of those countries. Fluctuations in foreign currency can have an adverse impact on our sales and profits as amounts that are measured in foreign currency are translated back to U.S. dollars. We have sales of inventory denominated in U.S. dollars to certain of our subsidiaries that have functional currencies other than the U.S. dollar. The exchange rates between many of these currencies and the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Such fluctuations, in particular those with respect to the Euro, the Chinese Renminbi, the Canadian dollar, the Brazilian real and the Australian dollar, may have a material effect on our net sales, financial condition, profitability and/or cash flows and may significantly affect the comparability of our results between financial periods. Any appreciation in the value of the U.S. dollar in relation to the value of the local currency will adversely affect our revenues from our foreign operations when translated into U.S. dollars. Similarly, any appreciation in the value of the U.S. dollar in relation to the value of the local currency of those countries where our products are sold will increase our costs in our foreign operations, to the extent such costs are payable in foreign currency, when translated into U.S. dollars.

Changes in regulations could adversely affect our business.

Both our products and the operation of our manufacturing facilities are subject to statutory and regulatory requirements. These include environmental requirements applicable to manufacturing and vehicle emissions, government contracting regulations and domestic and international trade regulations. A significant change to these regulatory requirements could substantially increase manufacturing costs or impact the size or timing of demand for our products, all of which could make our business results more variable.

In particular, climate change is receiving increasing attention worldwide. Many scientists, legislators and others attribute climate change to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. Congress has previously considered and may in the future implement restrictions on greenhouse gas emissions through a cap-and-trade system under which emitters would be required to buy allowances to offset emissions of greenhouse gas. In addition, several states, including states where we have manufacturing plants, are considering various greenhouse gas registration and reduction programs. Our manufacturing plants use energy, including electricity and natural gas, and certain of our plants emit amounts of greenhouse gas that may be affected by these legislative and regulatory efforts. Greenhouse gas regulation could increase the price of the electricity we purchase, increase costs for our use of natural gas, potentially restrict access to or the use of natural gas, require us to purchase allowances to offset our own emissions or result in an overall increase in our costs of raw materials, any one of which could increase our costs, reduce our competitiveness in a global economy or otherwise negatively affect our business, operations or financial results.

Disruptions within our dealer network could adversely affect our business.

Although we sell the majority of our products directly to the end user, we market, sell and service products through a network of independent dealers in the fire & emergency segment and in a limited number of markets for the access equipment and commercial segments. As a result, our business with respect to these products is influenced by our ability to establish and manage new and existing relationships with dealers. While we have relatively low turnover of dealers, from time to time, we or a dealer may choose to terminate the relationship as a result of difficulties that our independent dealers experience in operating their businesses due to economic conditions or other factors, or as a result of an alleged failure by us or an independent dealer to comply with the terms of our dealer agreement. We do not believe our business is dependent on any single dealer, the loss of which would have a sustained material adverse effect upon our business. However, disruption of dealer coverage within a specific state or other geographic market could cause difficulties in marketing, selling or servicing our products and have an adverse effect on our business, operating results or financial condition.

In addition, our ability to terminate our relationship with a dealer is limited due to state dealer laws, which generally provide that a manufacturer may not terminate or refuse to renew a dealer agreement unless it has first

10

provided the dealer with required notices. Under many state laws, dealers may protest termination notices or petition for relief from termination actions. Responding to these protests and petitions may cause us to incur costs and, in some instances, could lead to litigation resulting in lost opportunities with other dealers or lost sales opportunities, which may have an adverse effect on our business, operating results or financial condition.

Our business could be negatively affected as a result of an unsolicited tender offer and threatened proxy contest.

On October 17, 2012, Mr. Carl Icahn and related entities (the “Icahn Entities”) commenced an unsolicited tender offer for “any and all” issued and outstanding shares of our common stock for $32.50 per share in cash (the “Offer”). The Icahn Entities also publicly announced their intent to nominate and solicit proxies for the election of a slate of directors at our 2013 annual meeting of shareholders to facilitate the Offer. These events may have an adverse effect on our business, operating results or financial condition because, among other things:

•                         Our review and consideration of the Offer, proxy contest and related actions by the Icahn Entities have been, and may continue to be, a significant distraction for our management and employees and have required, and may continue to require, our expenditure of significant time and resources. Costs associated with the Offer and related proxy contest may be substantial.

•                         Perceived uncertainties among current and potential customers, suppliers, employees and other constituencies as to our future direction as a consequence of these events may result in lost sales, weaker execution of our MOVE strategy and the loss of potential business opportunities and may make it more difficult to attract and retain qualified personnel and business partners.

•                         Actions that our Board of Directors has taken, and may take in the future, in response to the Offer, proxy contest and related actions by the Icahn Entities or any other offer or proposal may result in litigation against us. These lawsuits may be a significant distraction for our management and employees and may require us to incur significant costs. Moreover, if determined adversely to us, these lawsuits could harm our business and have a material adverse effect on our results of operations.

We believe the future trading price of our common stock could be subject to wide price fluctuations based on uncertainty associated with the Offer and the related proxy contest. If the Icahn Entities consummate the Offer with the result that they become the owners of additional shares of our common stock or if Icahn Entities’ nominees are elected such that they constitute a majority of our Board of Directors, then additional consequences are likely to follow that could have a material adverse effect on our business, operating results or financial condition, the value of our shares of common stock or shareholders’ interests in our company.

11

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being furnished herewith:

(99.1)	Oshkosh Corporation Press Release dated October 26, 2012.

12

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

	By:	/s/ David M. Sagehorn
		Name:	David M. Sagehorn
		Title:	Executive Vice President and Chief Financial Officer

Date: October 26, 2012

13

OSHKOSH CORPORATION

Exhibit Index to Current Report on Form 8-K

Dated October 26, 2012

Exhibit
Number

(99.1)	Oshkosh Corporation Press Release dated October 26, 2012.

14

Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FOURTH FISCAL
QUARTER AND FISCAL 2012 RESULTS

Fiscal 2012 Adjusted EPS of $2.27 versus Most
Recent Expectations of $2.05 - $2.15

Operating Income Margins Improved in All Segments in Fourth Quarter

OSHKOSH, WI — (October 26, 2012) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2012 fourth quarter income from continuing operations of $77.6 million, or $0.85 per diluted share, compared to $40.3 million, or $0.44 per diluted share, in the fourth quarter of fiscal 2011. All results are for continuing operations attributable to Oshkosh Corporation, unless stated otherwise.

Results for the fourth quarter of fiscal 2012 included pre-tax restructuring related charges of $10.6 million, primarily associated with the Company’s plan to exit its Medtec ambulance business, charges of $3.4 million associated with the curtailment of pension and other postretirement benefit plans, costs incurred in connection with a proxy contest of $0.2 million and discrete tax benefits of $26.5 million. Results for the fourth quarter of fiscal 2011 included pre-tax restructuring related charges of $8.3 million, impairment charges of $2.0 million and discrete tax benefits of $1.4 million. Excluding these items(1), fiscal 2012 fourth quarter adjusted income from continuing operations was $60.2 million, or $0.65 per diluted share, compared to $45.5 million, or $0.50 per diluted share, in the fourth quarter of fiscal 2011.

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP numbers provide a more meaningful comparison of its underlying operating performance. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

-more-

Consolidated net sales in the fourth quarter of fiscal 2012 were $2.06 billion, a decrease of 2.3 percent compared to the prior year fourth quarter. Double-digit increases in external sales in all non-defense segments were more than offset by lower sales in the defense segment.

Consolidated operating income in the fourth quarter of fiscal 2012 was $96.2 million, or 4.7 percent of sales, compared to $77.1 million, or 3.7 percent of sales, in the prior year fourth quarter. Adjusted consolidated operating income in the fourth quarter of fiscal 2012 was $110.4 million, or 5.4 percent of sales, compared to $87.4 million, or 4.1 percent of sales, in the prior year fourth quarter. All segments delivered improved operating income margins in the fourth quarter of fiscal 2012 compared to the prior year quarter.

“We’re pleased to report fiscal 2012 adjusted results of $2.27 per diluted share, which exceeded our most recent expectations of $2.05 - $2.15 per share. These results significantly exceeded our initial expectations for the year, which evidences the effectiveness of our MOVE strategy in driving results. The Company also generated $215 million of free cash flow in fiscal 2012 to strengthen its balance sheet. This performance reflects the actions and commitment of all our dedicated employees, management and Board to deliver value for all shareholders,” said Charles L. Szews, Oshkosh Corporation chief executive officer.

“Concrete mixer orders accelerated in the fourth quarter. We believe this is a strong sign that a housing recovery has commenced, which further supports our long-term outlook for our non-defense segments.

“At our analyst day on September 14, we presented a comprehensive overview of our business, our markets and our MOVE strategy. We also provided a roadmap to approximately double adjusted earnings from continuing operations from fiscal 2012 to $4.00 - $4.50 per share by fiscal 2015. This target demonstrates how we expect MOVE to deliver outstanding value for all shareholders. We’re confident that the Company is on track to achieve its targets and we look forward to updating shareholders on our progress,” concluded Szews.

Factors affecting fourth quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales to external customers increased 15.6 percent to $716.0 million for the fourth quarter of fiscal 2012 compared to the prior year fourth quarter. The increase was principally the result of higher unit volumes in North America and the realization of previously announced price increases. Including sales to the defense segment, access equipment segment sales increased 6.4 percent for the fourth quarter of fiscal 2012 compared with the prior year quarter as intersegment sales declined in the fourth quarter of fiscal 2012.

In the fourth quarter of fiscal 2012, access equipment segment operating income increased 70.9 percent to $59.5 million, or 8.3 percent of sales, compared to prior year fourth quarter operating income of $34.8 million, or 5.2 percent of sales. The increase in operating results was primarily the result of higher volume and the realization of previously announced price increases. Results in the fourth quarter of fiscal 2012 included a high mix of telehandler sales.

Defense — Defense segment sales decreased 18.6 percent to $953.7 million for the fourth quarter of fiscal 2012 compared with the prior year fourth quarter. The decrease was primarily due to expected lower shipments under the Family of Heavy Tactical Vehicles and MRAP All-Terrain Vehicle programs, as well as lower aftermarket parts sales, offset in part by higher Family of Medium Tactical Vehicles (FMTV) unit sales.

In the fourth quarter of fiscal 2012, defense segment operating income decreased 12.6 percent to $62.0 million, or 6.5 percent of sales, compared to prior year fourth quarter operating income of $71.0 million, or 6.1 percent of sales. The decrease in operating income was largely due to lower sales volumes offset in part by a favorable year-end LIFO reserve adjustment and improved margins under the FMTV contract. The defense segment also benefitted in the fourth quarter of fiscal 2012 from favorable cost estimate changes upon the definitization of contracts.

Fire & Emergency — Fire & emergency segment sales for the fourth quarter of fiscal 2012 increased 14.3 percent from the prior year quarter to $228.9 million. The increase in sales primarily reflected the concentration of large international sales of fire apparatus in the fourth quarter of fiscal 2012.

The fire & emergency segment reported operating income of $0.9 million, or 0.4 percent of sales, for the fourth quarter of fiscal 2012 compared to an operating loss of $5.3 million, or 2.7 percent of sales, in the prior year quarter. Results for the fourth quarter of fiscal 2012 included pre-tax restructuring related charges of $10.1 million and charges associated with the curtailment of pension and other postretirement benefit plans of $2.0 million. Results for the fourth quarter of fiscal 2011 included pre-tax restructuring related charges of $6.1 million and impairment charges of $2.0 million. Excluding these items, fire & emergency segment operating income was $13.0 million, or 5.7 percent of sales, in the fourth quarter of fiscal 2012, compared to operating income of $2.8 million, or 1.4 percent of sales, in the prior year quarter. Operating income benefitted from production efficiencies and favorable absorption in the fourth quarter of fiscal 2012.

Commercial — Commercial segment sales increased 34.2 percent to $181.5 million in the fourth quarter of fiscal 2012 compared to the prior year quarter. The increase in sales was attributable to increased volume for both concrete placement and refuse collection vehicles.

The commercial segment reported operating income of $9.2 million, or 5.1 percent of sales, for the fourth quarter of fiscal 2012 compared to $2.6 million, or 1.9 percent of sales, in the prior year quarter. The increase in operating income was primarily a result of higher sales levels and improved manufacturing efficiencies, offset in part by investments in MOVE initiatives.

Corporate — Corporate operating expenses increased $9.6 million to $35.5 million for the fourth quarter of fiscal 2012 compared to the prior year quarter. The increase in corporate expenses from the fourth quarter of fiscal 2011 was related to higher share-based compensation costs as a result of the increase in the price of the Company’s Common Stock during the fourth quarter of fiscal 2012 and additional incentive compensation costs.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $0.8 million to $18.4 million in the fourth quarter of fiscal 2012 compared to the prior year quarter. The decrease was largely due to the expiration of the Company’s interest rate swap in December 2011, offset in part by the acceleration of $2.1 million of deferred financing fees as a result of the refinancing of the Company’s credit agreement in the fourth quarter of fiscal 2012. Fourth quarter fiscal 2011 interest expense included $3.1 million of expense related to the Company’s interest rate swap.

Provision for Income Taxes — The Company recorded income tax expense of $0.5 million in the fourth quarter of fiscal 2012, or 0.6 percent of pre-tax income, compared to 32.3 percent of pre-tax income in the prior year quarter. The current year quarter included $26.5 million, or $0.29 per share of discrete tax benefits generally related to a September 2012 settlement of income tax audits, benefits of a European tax incentive, reduction in valuation reserves for net operating losses benefitted in the quarter and expiration of statutes of limitations.

Share Repurchases — During the fourth quarter of fiscal 2012, the Company repurchased 546,965 shares of its Common Stock at a cost of $13.3 million.

Full-Year Results

The Company reported consolidated net sales for the fiscal year ended September 30, 2012 of $8.18 billion and income from continuing operations of $230.5 million, or $2.51 per share. This compares with net sales of $7.57 billion and income from continuing operations of $279.0 million, or $3.05 per share, for fiscal 2011. Results for fiscal 2012 included pre-tax restructuring related charges of $18.6 million, charges associated with the curtailment of pension and other postretirement benefit plans of $3.4 million, costs incurred in connection with a proxy contest of $6.6 million and discrete tax benefits of $40.3 million. Results for fiscal 2011 included pre-tax restructuring related charges of $18.2 million, impairment charges of $2.0 million and discrete tax benefits of $11.1 million. Excluding these items, fiscal 2012 income from continuing operations was $208.5 million, or $2.27 per diluted share, compared to $280.8 million, or $3.07 per diluted share, in fiscal 2011. The decrease in income from continuing operations was primarily attributable to an adverse product mix and lower sales in the defense segment, offset in part by significantly improved access equipment and commercial segment results.

Fiscal 2013 Expectations

At this time, the Company is reaffirming the outlook for fiscal 2013 earnings from continuing operations of $2.35 - $2.60 per diluted share that it announced at the September 14 analyst day. Additional expected costs associated with the exit of the ambulance business and costs, which may be substantial, related to a tender offer initiated, and a proxy contest threatened, by Mr. Carl Icahn are not reflected in the Company’s earnings estimates for fiscal 2013.

Conference Call

The Company will comment on fourth quarter earnings and its fiscal 2013 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as operating income, income from continuing operations and earnings per share from continuing operations, both on a reported basis and on a basis excluding items that affect comparability of operating results. When the Company uses operating results, such as operating income, income from continuing operations and earnings per share from continuing operations, excluding items, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors to allow a more accurate comparison of the Company’s operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
Access equipment segment
Non-GAAP operating income	$60.0	$33.9	$228.9	$67.0
Restructuring-related charges	(0.5)	0.9	0.3	(1.7)
GAAP operating income	$59.5	$34.8	$229.2	$65.3

Defense segment
Non-GAAP operating income	$62.5	$74.1	$237.0	$546.7
Restructuring-related charges	—	(3.1)	—	(3.7)
Curtailment expense	(0.5)	—	(0.5)	—
GAAP operating income	$62.0	$71.0	$236.5	$543.0

Fire & emergency segment
Non-GAAP operating income	$13.0	$2.8	$7.9	$13.3
Restructuring-related charges	(10.1)	(6.1)	(18.8)	(12.4)
Curtailment expense	(2.0)	—	(2.0)	—
Long-lived asset impairment charges	—	(2.0)	—	(2.0)
GAAP operating income (loss)	$0.9	$(5.3)	$(12.9)	$(1.1)

Commercial segment
Non-GAAP operating income	$9.2	$2.6	$32.2	$4.3
Restructuring-related charges	—	—	(0.1)	(0.4)
GAAP operating income	$9.2	$2.6	$32.1	$3.9

Corporate
Non-GAAP operating expenses	$(34.4)	$(25.9)	$(104.6)	$(107.1)
Proxy contest costs	(0.2)	—	(6.6)	—
Curtailment expense	(0.9)	—	(0.9)	—
GAAP operating expenses	$(35.5)	$(25.9)	$(112.1)	$(107.1)

Consolidated
Non-GAAP operating income	$110.4	$87.4	$401.6	$528.2
Restructuring-related charges	(10.6)	(8.3)	(18.6)	(18.2)
Curtailment expense	(3.4)	—	(3.4)	—
Proxy contest costs	(0.2)	—	(6.6)	—
Long-lived asset impairment charges	—	(2.0)	—	(2.0)
GAAP operating income	$96.2	$77.1	$373.0	$508.0

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
Consolidated
Non-GAAP provision for income taxes	$32.1	$24.4	$115.0	$163.5
Income tax benefit associated with pre-tax charges	(5.1)	(3.7)	(10.3)	(7.3)
Discrete tax benefits	(26.5)	(1.4)	(40.3)	(11.1)
GAAP provision for income taxes	$0.5	$19.3	$64.4	$145.1

Non-GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$60.2	$45.5	$208.5	$280.8
Restructuring-related charges, net of tax	(6.8)	(5.3)	(11.9)	(11.6)
Curtailment expense, net of tax	(2.2)	—	(2.2)	—
Proxy contest costs, net of tax	(0.1)	—	(4.2)	—
Long-lived asset impairment charges, net of tax	—	(1.3)	—	(1.3)
Discrete tax benefits	26.5	1.4	40.3	11.1
GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$77.6	$40.3	$230.5	$279.0

Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.65	$0.50	$2.27	$3.07
Restructuring-related charges, net of tax	(0.07)	(0.06)	(0.13)	(0.13)
Curtailment expense, net of tax	(0.02)	—	(0.02)	—
Proxy contest costs, net of tax	—	—	(0.05)	—
Long-lived asset impairment charges, net of tax	—	(0.01)	—	(0.01)
Discrete tax benefits	0.29	0.01	0.44	0.12
GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$0.85	$0.44	$2.51	$3.05

Net cash flows provided by operating activities			$268.3
Additions to property, plant and equipment			(55.9)
Additions to equipment held for rental			(8.4)
Proceeds from sale of property, plant and equipment			7.6
Proceeds from sale of equipment held for rental			3.7
Free cash flow			$215.3

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the future global economic outlook; the expected level and timing of the U.S. Department of Defense (DoD) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to the Company’s exit from its ambulance business, including the amounts of related costs and charges; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to actions of activist shareholders, including the amount of related costs; the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals; risks and uncertainties associated with the pending tender offer for the Company’s shares, the outcome of any litigation related to the offer or any other offer or proposal, and the Board’s recommendation to the shareholders concerning the offer or any other offer or proposal. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Vehicles Sub LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (SEC). INVESTORS AND SHAREHOLDERS OF OSHKOSH ARE URGED TO READ THE SOLICITATION/ RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders may obtain a copy of these documents free of charge at the SEC’s website at www.sec.gov.  These materials are also available without charge on the Company’s website at www.oshkoshcorporation.com.  In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 750-9499.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”). The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”).  SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1% of the Company’s common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, filed with the SEC on November 16, 2011, and in the Company’s definitive proxy statement for its 2012 Annual Meeting of Shareholders (the “2012 Proxy Statement”), filed with the SEC on December 12, 2011. To the extent holdings of the Company’s securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents (including the WHITE proxy card) filed by the Company with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.oshkoshcorporation.com) or by writing to Ms. Margaret Wacholtz, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin, 54903-2566. In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022 or toll-free at (877) 750-9499.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$2,061.8	$2,110.0	$8,180.9	$7,567.5
Cost of sales	1,803.8	1,892.6	7,189.9	6,489.2
Gross income	258.0	217.4	991.0	1,078.3

Operating expenses:
Selling, general and administrative	147.5	123.4	560.3	509.0
Amortization of purchased intangibles	14.3	14.9	57.7	59.3
Intangible asset impairment charges	—	2.0	—	2.0
Total operating expenses	161.8	140.3	618.0	570.3
Operating income	96.2	77.1	373.0	508.0

Other income (expense):
Interest expense	(18.7)	(21.3)	(76.0)	(90.7)
Interest income	0.3	2.1	1.9	4.7
Miscellaneous, net	(0.1)	2.0	(5.2)	1.6
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	77.7	59.9	293.7	423.6
Provision for income taxes	0.5	19.3	64.4	145.1
Income from continuing operations before equity in earnings of unconsolidated affiliates	77.2	40.6	229.3	278.5
Equity in earnings of unconsolidated affiliates	0.4	0.2	2.3	0.5
Income from continuing operations, net of tax	77.6	40.8	231.6	279.0
Income (loss) on discontinued operations, net of tax	1.3	(2.8)	0.3	(5.6)
Net income	78.9	38.0	231.9	273.4
Net income attributable to the noncontrolling interest	—	(0.5)	(1.1)	—
Net income attributable to Oshkosh Corporation	$78.9	$37.5	$230.8	$273.4

OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011

Amounts attributable to Oshkosh Corporation common shareholders, net of tax (in millions):
Income from continuing operations	$77.6	$40.3	$230.5	$279.0
Income (loss) on discontinued operations	1.3	(2.8)	0.3	(5.6)
	$78.9	$37.5	$230.8	$273.4

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-basic
Continuing operations	$0.85	$0.44	$2.53	$3.07
Discontinued operations	0.01	(0.03)	—	(0.06)
	$0.86	$0.41	$2.53	$3.01

Earnings (loss) per share attributable to Oshkosh Corporation common shareholders-diluted
Continuing operations	$0.85	$0.44	$2.51	$3.05
Discontinued operations	0.01	(0.03)	—	(0.06)
	$0.86	$0.41	$2.51	$2.99

Basic weighted average shares outstanding	91,280,380	91,087,624	91,330,635	90,888,253
Effect of dilutive stock options and other equity-based compensation awards	693,068	553,333	613,739	685,107
Diluted weighted average shares outstanding	91,973,448	91,640,957	91,944,374	91,573,360

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$540.7	$428.5
Receivables, net	1,018.6	1,089.1
Inventories, net	937.5	786.8
Deferred income taxes	69.9	72.9
Refundable income taxes	91.7	48.9
Other current assets	29.8	28.4
Total current assets	2,688.2	2,454.6
Investment in unconsolidated affiliates	18.8	31.8
Property, plant and equipment:
Property, plant and equipment	856.5	834.5
Accumulated depreciation	(486.6)	(445.8)
Property, plant and equipment, net	369.9	388.7
Goodwill	1,033.8	1,041.5
Purchased intangible assets, net	775.4	838.7
Other long-term assets	55.4	71.6
Total assets	$4,941.5	$4,826.9

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$—	$40.1
Accounts payable	683.3	768.9
Customer advances	510.4	468.6
Payroll-related obligations	130.1	110.7
Accrued warranty	95.0	75.0
Deferred revenue	113.0	38.4
Other current liabilities	172.7	190.1
Total current liabilities	1,704.5	1,691.8
Long-term debt, less current maturities	955.0	1,020.0
Deferred income taxes	129.6	171.3
Other long-term liabilities	305.2	347.2
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	1,847.2	1,596.5
Noncontrolling interest	—	0.1
Total equity	1,847.2	1,596.6
Total liabilities and equity	$4,941.5	$4,826.9

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Fiscal Year Ended
	September 30,
	2012	2011
Operating activities:
Net income	$231.9	$273.4
Intangible asset impairment charges	—	4.8
Loss on sale of discontinued operations, net of tax	4.4	—
Depreciation and amortization	130.9	144.4
Stock-based compensation expense	11.5	15.5
Deferred income taxes	(59.6)	10.0
Dividends from equity method investees	6.5	—
Foreign currency transaction (gains) losses	(1.2)	6.9
Other non-cash adjustments	(3.8)	(4.6)
Changes in operating assets and liabilities	(52.3)	(62.7)
Net cash provided by operating activities	268.3	387.7

Investing activities:
Additions to property, plant and equipment	(55.9)	(82.3)
Additions to equipment held for rental	(8.4)	(3.9)
Proceeds from sale of property, plant and equipment	7.6	1.5
Proceeds from sale of equipment held for rental	3.7	20.2
Proceeds from sale of equity method investments	8.7	—
Other investing activities	2.5	(3.8)
Net cash used by investing activities	(41.8)	(68.3)

Financing activities:
Repayment of long-term debt	(105.1)	(91.4)
Net repayments under revolving credit facility	—	(150.0)
Repurchase of common stock	(13.3)	—
Proceeds from the exercise of stock options	3.6	8.0
Other financing activities	(2.5)	1.9
Net cash used by financing activities	(117.3)	(231.5)

Effect of exchange rate changes on cash	3.0	1.6
Increase in cash and cash equivalents	112.2	89.5
Cash and cash equivalents at beginning of period	428.5	339.0
Cash and cash equivalents at end of period	$540.7	$428.5

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended			Three Months Ended
	September 30, 2012			September 30, 2011
	External		Net	External		Net
	Customers	Intersegment	Sales	Customers	Intersegment	Sales
Access equipment
Aerial work platforms	$330.4	$—	$330.4	$325.6	$—	$325.6
Telehandlers	248.9	—	248.9	169.1	—	169.1
Other	136.7	0.8	137.5	124.9	53.9	178.8
Total access equipment	716.0	0.8	716.8	619.6	53.9	673.5

Defense	952.9	0.8	953.7	1,171.0	1.2	1,172.2

Fire & emergency	217.5	11.4	228.9	196.1	4.1	200.2

Commercial
Concrete placement	65.1	—	65.1	46.3	—	46.3
Refuse collection	84.3	—	84.3	55.4	—	55.4
Other	26.0	6.1	32.1	21.6	11.9	33.5
Total commercial	175.4	6.1	181.5	123.3	11.9	135.2
Intersegment eliminations	—	(19.1)	(19.1)	—	(71.1)	(71.1)
Consolidated	$2,061.8	$—	$2,061.8	$2,110.0	$—	$2,110.0

	Fiscal Year Ended			Fiscal Year Ended
	September 30, 2012			September 30, 2011
	External		Net	External		Net
	Customers	Intersegment	Sales	Customers	Intersegment	Sales
Access equipment
Aerial work platforms	$1,390.2	$—	$1,390.2	$961.6	$—	$961.6
Telehandlers	892.3	—	892.3	527.9	—	527.9
Other	511.9	125.1	637.0	454.6	108.0	562.6
Total access equipment	2,794.4	125.1	2,919.5	1,944.1	108.0	2,052.1

Defense	3,947.5	3.0	3,950.5	4,359.9	5.3	4,365.2

Fire & emergency	769.4	39.0	808.4	765.1	18.0	783.1

Commercial
Concrete placement	231.9	—	231.9	169.6	—	169.6
Refuse collection	336.8	—	336.8	249.6	—	249.6
Other	100.9	27.4	128.3	79.2	66.5	145.7
Total commercial	669.6	27.4	697.0	498.4	66.5	564.9
Intersegment eliminations	—	(194.5)	(194.5)	—	(197.8)	(197.8)
Consolidated	$8,180.9	$—	$8,180.9	$7,567.5	$—	$7,567.5

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2012	2011	2012	2011
Operating income (loss):
Access equipment	$59.5	$34.8	$229.2	$65.3
Defense	62.0	71.0	236.5	543.0
Fire & emergency	0.9	(5.3)	(12.9)	(1.1)
Commercial	9.2	2.6	32.1	3.9
Corporate	(35.5)	(25.9)	(112.1)	(107.1)
Intersegment eliminations	0.1	(0.1)	0.2	4.0
Consolidated	$96.2	$77.1	$373.0	$508.0

	September 30,
	2012	2011
Period-end backlog:
Access equipment	$361.1	$729.2
Defense	3,051.7	5,130.2
Fire & emergency	477.6	479.0
Commercial	155.8	140.0
Consolidated	$4,046.2	$6,478.4

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